Exhibit (j)

            Consent of Independent Registered Public Accounting Firm

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 27, 2018, with respect to the financial statements of AB Institutional Funds, Inc. - AB Global Real Estate Investment Fund II for the fiscal year ended October 31, 2018, which is incorporated by reference in this Post-Effective Amendment No. 37 to the Registration Statement (Form N-1A No. 333-37177) of AB Institutional Funds, Inc.

                                                           /s/ Ernst & Young LLP

New York, New York
January 28, 2019